UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2012

CenturyLink, Inc.

(Exact name of registrant as specified in its charter)

Louisiana	1-7784	72-0651161
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 CenturyLink Drive
Monroe, Louisiana		71203
(Address of principal executive offices)		(Zip Code)

(318) 388-9000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 6, 2012, CenturyLink, Inc. (“CenturyLink”) entered into an Amended and Restated Credit Agreement (the “Credit Facility”) among CenturyLink, the lenders named therein, Wells Fargo Bank, National Association, as administrative agent, and the other agents named therein. The Credit Facility amends and restates CenturyLink’s Four-Year Revolving Credit Agreement, dated as of January 19, 2011, to, among other things, increase the aggregate principal amount available under the facility from $1.7 billion to $2.0 billion, and extend the maturity date of the facility from January 2015 to April 2017. As of April 6, 2012, there were no outstanding borrowings under the Credit Facility (or the predecessor 2011 facility).

The Credit Facility allows CenturyLink to obtain revolving loans and to issue up to $400 million of letters of credit, which reduce the amount available for other extensions of credit. As of April 6, 2012, the Credit Facility had 18 lenders, with commitments ranging from $2.5 million to $177 million.

Under the Credit Facility, interest will be assessed on future borrowings using either the London Interbank Offered Rate (LIBOR) or the base rate (as defined in the Credit Facility) plus an applicable margin between 1.25% to 2.25% per annum for LIBOR loans and 0.25% to 1.25% per annum for base rate loans depending on CenturyLink’s then current senior unsecured long-term debt rating. Under the Credit Facility, CenturyLink is obligated to pay customary commitment and letter of credit fees.

Pursuant to a related guarantee agreement (the “Guarantee Agreement”), CenturyLink’s obligations under the Credit Facility are guaranteed by two of its wholly-owned subsidiaries, Embarq Corporation and Qwest Communications International Inc. (“QCII”), and one of QCII’s wholly-owned subsidiaries. CenturyLink’s obligations under the Credit Facility may be guaranteed by other of CenturyLink’s subsidiaries upon the occurrence of certain events further described in the Credit Facility.

CenturyLink’s ability to borrow under the Credit Facility is conditioned upon its continued compliance with various covenants, including (i) covenants that restrict CenturyLink’s ability to engage in certain asset sales, mergers or other fundamental changes or to incur liens and (ii) financial covenants that stipulate that CenturyLink shall not permit the ratio of consolidated total funded debt to consolidated EBITDA to exceed 4.0 to 1.0 and the ratio of consolidated EBITDA to the sum of consolidated interest expense and preferred stock dividends to be less than 1.5 to 1.0 (with the above terms and ratios having the meanings and being calculated in the manner stipulated in the Credit Facility). CenturyLink’s obligation to repay amounts outstanding under the Credit Facility may be accelerated upon specified events of default, including failures to make payments when due, defaults of obligations under certain other debt, breaches of representations, warranties or covenants, commencement of bankruptcy proceedings and certain other failures to discharge specified obligations or comply with specified laws.

Certain of the lenders and the agents (or their respective subsidiaries or affiliates) under the Credit Facility have in the past provided, and may in the future provide, investment banking, underwriting, lending, commercial banking, trust or other advisory services to CenturyLink or its subsidiaries. These parties have received, and may in the future receive, customary compensation from CenturyLink or its subsidiaries for such services.

The foregoing descriptions of the Credit Facility and the Guarantee Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Credit Facility and the Guarantee Agreement filed as Exhibit 4.1 and Exhibit 4.2, respectively, to this current report on Form 8-K, and are incorporated into this Item 1.01 by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required to be disclosed under this Item is incorporated herein by reference to Item 1.01.

Forward Looking Statements

Statements in this report pertaining to future borrowings are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations only and are subject to uncertainties that may cause actual results to differ materially. Factors that could affect actual results include but are not limited to changes in economic or industry conditions, changes in the capital markets or our access thereto, changes in our cash flows or financial position, and the other factors or risks described in our reports filed with the Securities and Exchange Commission. We cannot assure you that we will be able to utilize the Credit Facility on the terms currently envisioned, or at all. You should not place undue reliance on our forward-looking statements, which speak only as of the date of this report. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The exhibits to this current report on Form 8-K are listed in the Exhibit Index, which appears at the end of this report and is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

CenturyLink, Inc.

	By:	/s/ Stacey W. Goff
Stacey W. Goff Executive Vice President, General Counsel and Secretary
Dated: April 11, 2012

Exhibit Index

Exhibit No.	Description

4.1*	Amended and Restated Credit Agreement, dated as of April 6, 2012, among CenturyLink, Inc. and the lenders and agents named therein.

4.2*	Guarantee Agreement, dated as of April 6, 2012, entered into by the guarantors named therein.

*	Filed herewith.